Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 8:00 am Eastern Time

The Woodlands, Texas, October 29, 2020 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended September 30, 2020 and provided an update of key milestones.

“In the third quarter, we streamlined our operations to prioritize our focus on our advancement of LX9211, a promising drug candidate with potential to become a treatment option for the millions of people living with neuropathic pain. Most people suffering with neuropathic pain experience only limited success with available therapies while enduring substantial side effects,” said Lonnel Coats, Lexicon’s president and chief executive officer. “We have commenced our first Phase 2 study in diabetic peripheral neuropathic pain and plan to commence our second Phase 2 study in post-herpetic neuralgia shortly with results for both studies expected by the end of next year.”

Third Quarter Highlights

LX9211

•Commenced patient dosing in RELIEF-DPN-1, a Phase 2 randomized, placebo-controlled, multi-center clinical study of LX9211 for the treatment of diabetic peripheral neuropathic pain. Enrollment is expected to total approximately 300 patients at 30 U.S. clinical sites.
•Preparing to commence an additional Phase 2 study of LX9211 in post-herpetic neuralgia later this year.

Realignment and Debt Reduction

•Realignment of the business around LX9211, sotagliflozin and other drug discovery and development programs.
•Reduced outstanding debt by more than 90%, including the elimination of its $150 million secured term loan and $75.8 million principal amount of its 5.25% Convertible Senior Notes due 2021.

XERMELO® (telotristat ethyl)

•XERMELO U.S. net sales were $6.5 million in the third quarter of 2020, reflecting sales during the quarter prior to the completion of the sale of XERMELO and related assets to TerSera Therapeutics LLC on September 8, 2020.
•Received $160.4 million in cash at closing of the sale and eligible to receive up to $65 million in additional milestone payments for the development and commercialization of XERMELO in patients with biliary tract cancer and mid-teens royalties on net sales of XERMELO in biliary tract cancer.

Sotagliflozin

•Announced topline data from four Phase 3 sotagliflozin studies in type 2 diabetes: SOTA-MONO, SOTA-SU, SOTA-GLIM and SOTA-INS with all four studies meeting their primary objectives of lowering A1C in patients with type 2 diabetes.

Upcoming Milestones

•Q4 2020: Initiation of a Phase 2 study for LX9211 in post-herpetic neuralgia.
•Q4 2020: Presentation of data from the sotagliflozin SOLOIST and SCORED Phase 3 studies at the American Heart Association Scientific Sessions 2020.

•Q4 2021: Phase 2 study results in diabetic peripheral neuropathic pain and in post-herpetic neuralgia.

Third Quarter 2020 Financial Highlights

Revenues: Revenues for the three months ended September 30, 2020 decreased to $6.6 million from $294.4 million for the corresponding period in 2019. The three months ended September 30, 2019 included collaborative revenues of $260.0 million from the termination of the alliance with Sanofi and recognition of the remaining amount of $23.5 million allocated to performance obligations from the initial agreement with Sanofi. Net product revenues for the three months ended September 30, 2020 consisted of $6.5 million from net sales of XERMELO in the U.S.

Cost of Sales: Cost of sales related to sales of XERMELO for the three months ended September 30, 2020 and 2019 were $0.6 million.

Research and Development (R&D) Expenses: Research and development expenses for the three months ended September 30, 2020 increased to $40.1 million from $26.7 million for the corresponding period in 2019, primarily due to increases in external clinical development costs related to sotagliflozin subsequent to the termination of the alliance with Sanofi.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the three months ended September 30, 2020 decreased to $12.0 million from $13.9 million for the corresponding period in 2019.

Gain on Sale of XERMELO: A gain of $132.8 million was recognized for the three months ended September 30, 2020 from the sale of XERMELO and related assets to TerSera.

Net Income: Net income for the three months ended September 30, 2020 was $82.6 million, or $0.71 per diluted share, as compared to net income of $226.1 million, or $1.95 per diluted share, in the corresponding period in 2019. For the three months ended September 30, 2020 and 2019, net loss included non-cash, stock-based compensation expense of $1.9 million and $3.6 million, respectively.

Cash and Investments: As of September 30, 2020, Lexicon had $111.4 million in cash and investments, as compared to $271.7 million as of December 31, 2019.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am ET / 7:00 am CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is (888) 645-5785 (U.S./Canada) or (970) 300-1531 (international). The conference ID for all callers is 7787988. The live webcast and replay may be accessed by visiting Lexicon’s website at http://www.lexpharma.com/events. An archived version of the webcast will be available on the website for 14 days.

About LX9211

LX9211 is a potent, orally delivered, selective small molecule inhibitor of AAK1, a target with a pain phenotype discovered and extensively characterized in an alliance with Bristol Myers Squibb. Preclinical studies of LX9211 demonstrated central nervous system penetration and reduction in pain behavior in models of neuropathic pain without affecting opiate pathways. Lexicon holds exclusive research, development and commercialization rights to LX9211 and additional compounds acting through AAK1 under the alliance.

About Sotagliflozin

Discovered using Lexicon’s unique approach to gene science, sotagliflozin is an oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and

SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Sotagliflozin is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy, but has not yet been commercially launched.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in diabetes and metabolism, neuropathic pain and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position, long-term outlook on its business and the clinical development and therapeutic and commercial potential of its drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX9211, sotagliflozin and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$6,542	$8,351	$23,404	$23,763
Collaborative agreements	—	285,910	33	289,209
Royalties and other revenue	92	187	359	374
Total revenues	6,634	294,448	23,796	313,346
Operating expenses:
Cost of sales (including finite-lived intangible
asset amortization)	633	577	1,929	2,457

Research and development, including stock-based compensation of $1,029, $1,698, $5,154 and $5,369, respectively	40,147	26,659	152,629	51,318

Selling, general and administrative, including stock-based compensation of $875, $1,864, $5,440 and $5,370, respectively	11,997	13,898	40,798	42,271
Impairment loss on buildings	—	—	1,600	—
Impairment loss on intangible asset	—	28,638	—	28,638
Total operating expenses	52,777	69,772	196,956	124,684
Other operating income:
Gain on sale of XERMELO	132,818	—	132,818	—
Income (loss) from operations	86,675	224,676	(40,342)	188,662
Loss on debt extinguishments, net	(255)	—	(255)	—
Interest expense	(4,118)	(5,204)	(14,374)	(15,485)
Interest and other income, net	301	600	1,892	2,080
Net income (loss) before income taxes	82,603	220,072	(53,079)	175,257
Income tax benefit	—	6,014	—	6,014
Net income (loss)	$82,603	$226,086	$(53,079)	$181,271

Net income (loss) per common share, basic	$0.77	$2.13	$(0.50)	$1.71
Net income (loss) per common share, diluted	$0.71	$1.95	$(0.50)	$1.59

Shares used in computing net income (loss) per common share, basic	107,309	106,272	106,974	106,200
Shares used in computing net income (loss) per common share, diluted	117,552	116,640	106,974	116,742

			As of	As of
Consolidated Balance Sheet Data			Sept. 30, 2020	Dec. 31, 2019
(In thousands)			(Unaudited)
Cash and investments			$111,446	$271,659
Property and equipment, net			11,106	14,047
Goodwill			44,543	44,543
Other intangible assets			—	19,716
Total assets			178,928	417,715
Current and long-term debt			20,320	245,183
Accumulated deficit			(1,394,523)	(1,341,444)
Total stockholders' equity			87,639	117,101

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com